Exhibit 10.3

Execution Copy

_______________________________

Management Services Agreement

_______________________________

RICHLAND, GORDON & COMPANY

9330 Sears Tower

233 South Wacker Drive

Chicago, IL 60093

April 29, 2009

Atlantica, Inc.

c/o Richland, Gordon & Company

9330 Sears Tower

233 South Wacker Drive

Chicago, IL 60093

Ladies and Gentlemen:

This letter agreement sets forth the terms and conditions on which Richland, Gordon & Company (the “Manager”) will provide Atlantica, Inc. (the “Company”) with certain financial and management consulting services.

Accordingly, we have agreed as follows:

1.

Definitions.

(a)

“Claims” is defined in Section 9.

(b)

“Company” is defined in the first paragraph of this agreement.

(c)

“Consulting Event” is defined in Section 3.

(d)

“EBITDA” means, for any period, the sum of the amounts for such period of (i) the net income (or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis, plus (ii) interest expense which has been deducted in the determination of the net income (or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis, plus (iii) federal, state and local taxes which have been deducted in determining the net income (or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis, plus (iv) depreciation and amortization expenses which have been deducted in determining the net income (or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis, plus (v) extraordinary losses which have been deducted in the determination of the net income (or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis, plus (vi) all other non-cash charges, minus (viii) extraordinary gains which have been included in the determination of the net income

(or loss) after taxes of the Company and its direct and indirect subsidiaries on a consolidated basis.  Each item used in calculating EBITDA shall be determined in accordance with generally accepted accounting principles, consistent with that used in prior periods.

(e)

“Initial Acquisition” means the consummation by the Company of its initial acquisition (whether directly or indirectly, in any form, including through any of its subsidiaries) of, or other business combination with, any company or business occurring following the date hereof.

(f)

“Initial Financing” means the consummation by the Company of its initial debt or equity financing (whether directly or indirectly, in any form, including through any of its subsidiaries) occurring following the date hereof, but shall not include any loan made by Mirabella Holdings, LLC to the Company pursuant to the Demand Promissory Note issued on the date hereof.

(g)

“Initial Transaction” means the first to occur following the date hereof of the Initial Acquisition or the Initial Financing.

(h)

“Liabilities” is defined in Section 8.

(i)

“Management Fee” is defined in Section 3.

(j)

“Manager” is defined in the first paragraph of this agreement.

(k)

“Manager Indemnitees” is defined in Section 8.

2.

Services.  The Manager will provide the Company and its direct and indirect subsidiaries with management and consulting services regarding the business of the Company and its direct and indirect subsidiaries and such other services relating to the Company and its direct and indirect subsidiaries as may from time to time be reasonably requested by the Board of Directors or executive officers of the Company.  Without limiting the generality of the foregoing, the parties currently contemplate that these services shall include advice regarding improvements to the Company’s financial reporting, accounting and management information systems and staffing, advice regarding the Company’s general preparation for any Initial Transaction, and advice regarding the Company’s execution of an Initial Transaction, if any.  The Manager shall devote only so much time, and shall consult with and advise the officers and managers of the Company only to such extent and at such times and places as may be mutually convenient to the Company and the Manager.

3.

Compensation and Expenses.

(a)

For the services to be rendered by the Manager hereunder, the Manager shall receive an annual fee (the “Management Fee”) equal to the greater of (i) $120,000 and (ii) 5% of EBITDA, computed without taking into consideration the fees payable under this Section 3, as determined by the Company’s regular auditors, or in the absence thereof, by the Company’s Board of Directors, with respect to each fiscal year.  The Company shall pay the Management Fee in quarterly installments in arrears, on April 15, July 15, October 15 and January 15 of each year with respect to the immediately preceding calendar quarter, equal to the greater of (i)

$30,000 and (ii) 5% of EBITDA for the immediately preceding calendar quarter, commencing with respect to the calendar quarter ended March 31, 2008 (it being acknowledged and agreed by the parties that the Manager has been providing to the Company the services to be rendered hereunder since January 1, 2008), computed without taking into consideration the fees payable under this Section 3; provided, however, that all Management Fees earned by the Manager prior to the Initial Transaction shall accrue and not be paid to the Manager until the consummation of the Initial Transaction.  For purposes of determining the amount of the Management Fee payable to the Manager with respect to any calendar quarter, the Company’s Board of Directors may, at the time, make a reasonable good faith estimate of EBITDA with respect to such calendar quarter.  Without limiting the foregoing, at the end of each fiscal year during the term of this agreement, the parties shall make appropriate adjustment to the aggregate amount of the Management Fee paid to date to the Manager with respect to such prior fiscal year based on any adjustments made to the calculation of EBITDA with respect to such prior fiscal year as a result of the audit of the Company’s or its subsidiaries’ financial statements, or in the absence of such an audit as a result of the final determination of EBITDA with respect to such prior fiscal year by the Company’s Board of Directors.

(b)

The Company shall reimburse the Manager for the cost of all reasonable out-of-pocket fees and expenses hereafter incurred by the Manager and its affiliates in the performance of the services hereunder and all matters related thereto.  The aforementioned expenses will be payable by the Company to the Manager on a quarterly basis in arrears, on April 15, July 15, October 15 and January 15 of each year with respect to the immediately preceding calendar quarter, upon presentation by the Manager of invoices for such expenses.

(c)

In connection with additional management services required in connection with certain corporate events, the Manager shall also be entitled to additional customary and reasonable fees for management consulting services provided to the Company or to any of its direct or indirect subsidiaries or shareholders, including with respect to, without limitation, refinancings, restructurings, equity or debt offerings, acquisitions, mergers, consolidations, business combinations, sales and divestitures (each a “Consulting Event”).  In the event that at any time during the term hereof, there shall occur a Consulting Event involving the Company or any of the Company’s direct or indirect subsidiaries or shareholders, the Company shall pay the Manager a management consulting fee, in cash, equal to 1% of the aggregate consideration (including assumed debt and long-term liabilities) paid to or by the Company or to or by any of its direct or indirect subsidiaries or shareholders in consideration for the Manager’s performance of management consulting services in connection with such Consulting Event; provided, however, that the amount of the management consulting fee payable to the Manager in connection with the Initial Transaction shall be reduced by the amount of all Management Fees payable to the Manager with respect to the period occurring prior to the consummation of the Initial Transaction.

4.

Activities of the Manager.  The Manager shall be free to provide similar services to such other business enterprises or activities as the Manager may deem fit without any limitation or restriction whatsoever.

5.

Term.  The term of this agreement shall commence as of the date hereof and shall terminate on the tenth anniversary of the date hereof.

6.

Relationship of the Parties.  The Manager is providing services hereunder as an independent contractor, retaining control and responsibility for its operations and personnel.  Nothing in this agreement shall be deemed to constitute the parties hereto joint venturers, partners or participants in an unincorporated business or other separate entity, nor in any manner create any employer-employee relationship between the Company and its direct and indirect subsidiaries on the one hand, and the Manager or any of the Manager’s employees on the other hand.

7.

Board of Directors and Officers.  Nothing in this agreement shall be construed to relieve the directors or officers of the Company from the performance of their respective duties or limit the exercise of their powers in accordance with the Company’s organizational documents, any applicable provisions of applicable law, or otherwise.  The activities of the Company shall at all times be subject to the control and direction of its Board of Directors and officers.  The Company reserves the right to make all decisions with regard to any matter upon which the Manager has rendered its advice and consultation.

8.

Limitation of Liability.  Neither the Manager nor any of its affiliates, members, partners, managers, directors, officers, employees, agents and/or controlling persons, nor any successor by operation of law (including by merger) of any such person, nor any entity that acquires all or substantially all of the assets of any such person in a transaction or series of related transactions (all of the foregoing, collectively, the “Manager Indemnitees”) shall be liable to the Company or any of its subsidiaries or affiliates or any of the security holders or creditors of the Company or any of its affiliates for any loss, liability, damage, deficiency, diminution in value, action, suit, claim, proceeding, investigation, audit, demand, assessment, fine, judgment, cost or other expense (including, without limitation, legal fees and expenses) (collectively, “Liabilities”) directly or indirectly (whether in contract, tort or otherwise) arising out of, related to, caused by, based upon or in connection with the performance of services contemplated by this agreement, unless such Liability shall be proven to result directly and primarily from the willful misconduct of such person.  The Manager makes no representations or warranties, express or implied, in respect of the services provided by any Manager Indemnitee.  In no event will any Manager Indemnitee be liable to the Company or any of its subsidiaries or affiliates (a) for special, indirect, punitive or consequential damages, including, without limitation, loss of profits or savings or lost business, whether or not such damages are foreseeable or such Manager Indemnitee has been advised of the possibility of such damages or (b) in respect of any Liabilities relating to any third party claims (whether based in contract, tort or otherwise), except as expressly set forth in Section 9.  Under no circumstances will the aggregate liability of the Manager Indemnitees exceed, in the aggregate, the fees actually paid to the Manager hereunder.

9.

Indemnification.  The Company shall reimburse, defend, indemnify and hold the Manager Indemnitees harmless from and against any Liabilities arising out of, related to, caused by, based upon or in connection with (a) any act or omission of, or on behalf of, the Company, any of its subsidiaries or the Manager, except to the extent proven to result directly and primarily from the willful misconduct of the person seeking indemnification, or (b) any act or omission made at the direction of the Company or any of its subsidiaries (“Claims”).  The Company shall defend at its own cost and expense and any and all suits or actions (just or unjust) which may be brought against the Company, its subsidiaries or any of their affiliates, or any Manager Indemnitee or in which any Manager Indemnitee may be impleaded with others upon any

Claims, or upon any matter, directly or indirectly arising out of, related to, caused by, based upon or in connection with this agreement or the performance (or failure of performance) hereof by any Manager Indemnitee.

10.

Assignment.  This agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company without the prior written consent of the Manager.  This agreement and the rights, duties and obligations of the Manager hereunder may not be assigned or delegated by the Manager, other than to an affiliate of the Manager, without the prior written consent of the Company.

11.

Amendments.  No amendment, supplement or waiver of any provision of this agreement shall be effective unless the same shall be in writing and signed by the Manager and the Company (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

12.

Applicable Law.  This agreement shall be governed by, and construed and enforced in accordance with, the laws of the state of New York that apply to contracts made and performed entirely within such state.

13.

Section Headings.  The headings of each section are contained herein for convenience of reference only and shall not affect in any way the meaning or interpretation of this agreement.

14.

Entire Agreement.  This agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior negotiations, writings, agreements and understandings relating to the subject matter of this agreement.

15.

Severability.  Any provision of this agreement that is held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof; provided, however, that the parties will attempt in good faith to reform this agreement in a manner consistent with the intent of any such ineffective provision for the purpose of carrying out such intent.  If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

16.

Counterparts.  This agreement may be executed in counterparts, each of which shall be an original, and both of which together shall constitute one and the same document. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

[The next page is the signature page]

Please sign below to confirm that the foregoing sets forth our agreement as of the date first written above.

Very truly yours,

RICHLAND, GORDON & COMPANY

By: /s/Alan D. Gordon

       Name:  Alan D. Gordon

       Title:    President

Agreed:

ATLANTICA, INC.

By: /s/Shelley Goff

       Name:  Shelley Goff

       Title:    Secretary & Chief Financial Officer

[Management Services Agreement -- Signature Page]